EXHBIT 2.1

AMENDMENT TO
STOCK PURCHASE AGREEMENT

This AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of this 31st day of March, 2014, by and among DEACONESS HOMECARE, LLC, a Delaware limited liability company (“Shareholder”), and NEBRASKA HEALTH CARE GROUP, LLC, a Nebraska limited liability company, ILLINOIS HEALTH CARE GROUP, LLC, an Illinois limited liability company, KENTUCKY HEALTH CARE GROUP, LLC, a Kentucky limited liability company, TENNESSEE HEALTH CARE GROUP, LLC, a Tennessee limited liability company, and MISSISSIPPI HEALTH CARE GROUP, LLC, a Mississippi limited liability company (collectively, the “Buyer”).

WHEREAS, the Shareholder, the Buyer, Elk Valley Professional Affiliates, Inc., a Tennessee corporation, South Mississippi Home Health, Inc., a Mississippi corporation, BioScrip, Inc., a Delaware corporation, and LHC Group, Inc., a Delaware corporation, entered into that certain Stock Purchase Agreement dated February 1, 2014 (the “SPA”);

WHEREAS, the Shareholder and Buyer determined to exclude from the transactions contemplated under the SPA the home health business conducted by Infusion Therapy Specialists, Inc. in Omaha, Nebraska; and

WHEREAS, the Shareholder and Buyer now desire to amend the SPA (pursuant to Section 15.6 of the SPA) to remove all references to the home health business conducted by Infusion Therapy Specialists, Inc. in Omaha, Nebraska;

NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows, effective as of February 1, 2014:

1.1 Nebraska Buyer. Nebraska Health Care Group, LLC, a Nebraska limited liability company, is hereby removed from the definition of “Buyer” under the SPA and is not a party to the SPA.

1.2 Recitals. The third and fourth recitals of the SPA are hereby deleted in their entirety and replaced with the following:

WHEREAS, Scott-Wilson, Inc., a Kentucky corporation, and Option Health, Ltd., an Illinois corporation (the “Excluded Companies”), collectively conduct home health operations in the States of Kentucky and Illinois, respectively, at the locations set forth on Exhibit A hereto;

WHEREAS, prior to the Closing the Shareholder is expected to form two (2) new wholly owned limited liability company subsidiaries in connection with the transactions contemplated hereunder (“Holding Newcos”);

1.3 Target Net Working Capital. The definition of “Target Net Working Capital” in Section 1.1 of the SPA is hereby deleted in its entirety and replaced with the following:

“Target Net Working Capital” means Seven Million Five Hundred Thousand Dollars ($7,500,000.00).

1.4 Purchase Price. Section 4.1 of the SPA is hereby deleted in its entirety and replaced with the following:

4.1           Purchase Price. The amount payable in consideration for the sale by the Shareholder of the Shares (the “Purchase Price”) shall be equal to (a) Fifty-Nine Million Five Hundred Thousand Dollars ($59,500,000.00), less (b) One Dollar ($1.00) for each dollar that the Closing Date Net Working Capital is less than the Target Net Working Capital, plus (c) One Dollar ($1.00) for each dollar that the Closing Date Net Working Capital is more than the Target Net Working Capital. The Purchase Price shall be paid as set forth in this Article 4.

1.5 References. All references to “Infusion Therapy Specialists, Inc., Scott-Wilson, Inc., [and/or] Option Health Ltd.” in Sections 5.5.1, 5.5.2, 5.5.3, and 11.5 of the SPA are hereby deleted and replaced with “the Excluded Companies”.

1.6 Exhibits and Schedules. Exhibit A, Exhibit 12.4.2, Schedule 5.3, Schedule 5.8.1, Schedule 5.18.1(ii), Schedule 5.20.1, and Schedule 8.7 to the SPA are hereby deleted in their entirety and replaced with the corresponding exhibits and schedules in Appendix I attached hereto and incorporated herein.

1.7 Effect. All provisions of the SPA not hereby amended shall remain in full force and effect.

1.8 Integration. This Amendment and the SPA shall be read and construed together as a single instrument. To the extent of any inconsistency between this Amendment and the SPA, the terms of this Amendment shall control.

1.9 Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties to this Amendment may deliver their executed counterparts by facsimile or other electronic means, provided that original signatures are delivered by U.S. Mail promptly thereafter.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first written above.

SHAREHOLDER:

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BUYERS:

APPENDIX I

(See attached)